Exhibit 99.4

KORRO BIO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Korro Bio’s financial condition and results of operations together with Korro Bio’s audited consolidated financial statements and related notes and unaudited condensed consolidated financial statements and related notes included in Exhibits 99.6 and 99.5 of the Current Report on Form 8-K of which this Exhibit 99.4 is a part. Some of the information contained in this discussion and analysis, including information with respect to Korro Bio’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the Risk Factors included in Exhibit 99.2 of the Current Report on Form 8-K of which this Exhibit 99.4 is a part, Korro Bio’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Korro Bio is a biopharmaceutical company creating transformative genetic medicines targeted to treat both rare and highly prevalent diseases. Korro Bio’s initial focus is to bring additional precision and tunability to genetic medicines by developing therapies based on editing RNA instead of DNA, which is expected to lead to an improved safety profile and increased clinical activity and specificity.

Korro Bio is generating a portfolio of differentiated programs that are designed to harness the body’s natural RNA editing process to effect a precise yet transient single base edit. By editing RNA instead of DNA, Korro Bio is expanding the reach of genetic medicines by delivering additional precision and tunability, which has the potential for increased specificity and improved long-term tolerability. Using an oligonucleotide-based approach, Korro Bio expects to bring its medicines to patients by leveraging its proprietary platform with precedented delivery modalities, manufacturing know-how, and established regulatory pathways of approved oligonucleotide drugs. However, the scientific evidence to support the feasibility of developing product candidates based on Korro Bio’s RNA editing technology is both preliminary and limited. Moreover, regulators have not yet established any definitive guidelines related to overall development considerations for RNA editing therapies and no clinical data has been generated to date.

The versatility of RNA editing combined with Korro Bio’s OPERA platform broadens the therapeutic target space significantly. While Korro Bio’s approach can be used to repair pathogenic single nucleotide variants, or SNVs, as demonstrated by Korro Bio’s most advanced program, its Alpha-1 Antitrypsin Deficiency, or AATD, product candidate, it can also engineer de novo SNVs and change amino acids on proteins to endow them with desired properties while preserving their broader functional capabilities, as exemplified by three of its other programs (severe Alcoholic Hepatitis, or SAH, amyotrophic lateral sclerosis, or ALS, Pain). In preclinical studies, Korro Bio has demonstrated that single RNA changes can disrupt protein-protein interactions, prevent protein aggregation, selectively modulate ion channels and activate kinases. These modification approaches can unlock validated target classes that have historically been difficult to drug, enabling Korro Bio to pursue a broad range of diseases traditionally out-of-scope for other genetic medicine approaches and current traditional drug modalities.

Korro Bio’s most advanced program is a product candidate for AATD where, using its proprietary RNA editing approach, it is repairing a pathogenic variant on RNA. Korro Bio’s product candidate has the potential to be disease-modifying and provide a differentiated therapeutic option.

Since inception, Korro Bio has focused primarily on organizing and staffing its company, business planning, raising capital, securing related intellectual property, and conducting research and development activities for its potential programs and product candidates. Since inception, Korro Bio has funded its operations primarily through the private placement of its equity securities. To date, Korro Bio has raised approximately $223.6 million of aggregate gross proceeds from the sale of its convertible preferred stock, and $117.3 million from the sale of shares of common stock issued in a private placement that closed immediately prior to the Merger (as defined below), or the Pre-Closing Financing.

Korro Bio has incurred significant operating losses since inception. Korro Bio’s net losses were $55.7 million and $42.0 million for the nine months ended September 30, 2023 and 2022, respectively, and $58.0 million and $22.0 million for the years ended December 31, 2022 and 2021, respectively. Korro Bio had an accumulated deficit of $157.6 million as of September 30, 2023. Korro Bio expects to continue to incur significant and increasing expenses and operating losses and negative operating cash flows for the foreseeable future as it continues its research and development efforts, advances product candidates through clinical stages, and seeks regulatory approvals for its pipeline candidates. As a result of the Merger (as defined below), Korro Bio also expects to incur additional costs associated with maintaining compliance with Nasdaq listing rules and the requirements of the U.S. Securities and Exchange Commission, or SEC, director and officer liability insurance, investor and public relations activities and other expenses associated with operating as a public company. Korro Bio’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of its preclinical studies, initiation and conduct of any clinical trials, and its expenditures on other research and development activities, including the expansion of its pipeline.

Korro Bio does not have any product candidates approved for sale and has not generated any revenue from product sales. Korro Bio will not generate revenue from product sales unless and until it successfully obtains regulatory approval for its product candidates, if ever, and as appropriate, moves pipeline candidates into the clinic and completes clinical development. Korro Bio has yet to commence clinical trials on any of its program candidates. If Korro Bio obtains regulatory approval for its product candidates and does not enter into third-party commercialization partnerships, it expects to incur significant expenses related to developing commercialization capabilities to support product sales, marketing, manufacturing and distribution activities. As a result, Korro Bio will need substantial additional funding to support its continuing operations and pursue its development and growth strategy. Until Korro Bio can generate significant revenue from product sales, if ever, Korro Bio expects to finance its operations through a combination of public or private offerings of securities, debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. Korro Bio may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Korro Bio’s failure to raise capital or enter into such agreements as, and when needed, could have a negative effect on its business, results of operations and financial condition.

Recent Developments

Merger Agreement & Pre-Closing Financing

On July 14, 2023, Korro Bio entered into the Merger Agreement with Frequency Therapeutics, Inc., or Frequency, and Frequency Merger Sub, Inc., or Merger Sub. Pursuant to the Merger Agreement, on November 3, 2023, or the Closing Date, following approval by the stockholders of Korro Bio and Frequency, Merger Sub merged with and into Korro Bio, or the Merger, with Korro Bio continuing as a wholly owned subsidiary of Frequency and the surviving corporation of the Merger. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The Merger Agreement was approved by the members of the board of directors of both Korro Bio and Frequency.

Immediately prior to the execution of the Merger Agreement, certain new and current investors agreed to purchase shares of common stock of Korro Bio at $2.78 per share for the aggregate amount of $117.3 million in the Pre-Closing Financing. The Pre-Closing Financing was contingent on and closed immediately prior to consummation of the Merger.

Subject to the terms and conditions of the Merger Agreement, immediately prior to the Closing Date, each then outstanding share of Korro Bio’s common stock (including common stock issued upon the conversion of Korro Bio’s preferred stock but excluding the common stock issued in the Pre-Closing Financing) converted into the right to receive 5,161,114 shares of Frequency’s common stock calculated in accordance with the Merger Agreement (which takes into account the 1-for-50 reverse stock split of Frequency’s common stock effected immediately prior to the Merger).

Shares of the Korro Bio’s common stock issued pursuant to the Pre-Closing Financing were converted into the right to receive 2,077,864 shares of Frequency common stock calculated in accordance with Merger Agreement at the effective time of the Merger (which takes into account the 1-for-50 reverse stock split of Frequency’s common stock effected immediately prior to the Merger).

Financial Operations Overview

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for Korro Bio’s research activities, including its discovery of novel genetic medicines and the development of its product candidates, salaries and benefits, and third-party license fees. Korro Bio expenses research and development costs as incurred, which include:

•	employee-related expenses, including salaries, bonuses, benefits, stock-based compensation and other related costs for those employees involved in research and development efforts;

•	external research and development expenses incurred under agreements with contract research organizations, or CROs as well as with consultants;

•	laboratory supplies and research materials;

•	payments made under third-party licensing agreements; and

•	direct and allocated expenses for facilities.

Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to Korro Bio by its vendors and analyzing the progress of its preclinical studies or other services performed. Significant judgment and estimates are made in determining the accrued expense balances at the end of any reporting period.

Korro Bio’s external research and development expenses consist primarily of fees paid to CROs and outside consultants in connection with its preclinical development activities. Its external research and development expenses also include fees incurred under license agreements. As a pre-clinical company, Korro Bio does not yet track these external research and development costs on a program-by-program basis. Korro Bio plans to track program costs upon nomination of a development candidate or filing of an Investigational New Drug, or IND, application.

Korro Bio characterizes research and development costs incurred prior to the identification of a product candidate as discovery costs. Korro Bio uses internal resources primarily to conduct its research and discovery activities as well as for managing its preclinical development activities.

The successful development of Korro Bio’s product candidates is highly uncertain. Korro Bio plans to substantially increase its research and development expenses for the foreseeable future as it continues the development of its product candidates, conducts discovery and research activities for its preclinical programs, and expands its pipeline. Korro Bio cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of its product candidates due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. Korro Bio anticipates that it will make determinations as to which product candidates to pursue and how much funding to direct to each product candidate on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and its ongoing assessments as to each product candidate’s commercial potential. Korro Bio’s clinical development costs are expected to increase significantly as it commences clinical trials. Korro Bio anticipates that its expenses will increase substantially, particularly due to the numerous risks and uncertainties associated with developing product candidates, including the uncertainty of:

•	the scope, rate of progress, and expenses of Korro Bio’s ongoing research activities as well as any preclinical studies, clinical trials and other research and development activities;

•	establishing an appropriate safety profile with IND enabling studies;

•	successful enrollment in and completion of clinical trials;

•	whether Korro Bio’s product candidates show safety and efficacy in its clinical trials;

•	receipt of marketing approvals from applicable regulatory authorities;

•	making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for its product candidates;

•	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

•	continued acceptable safety profile of products following any regulatory approval.

Any changes in the outcome of any of these variables with respect to the development of Korro Bio’s product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. Korro Bio may never succeed in achieving regulatory approval for any of its product candidates. Korro Bio may obtain unexpected results from its clinical trials. Korro Bio may elect to discontinue, delay or modify clinical trials of some product candidates or focus on other product candidates. For example, if the U.S. Food and Drug Administration, or FDA, European Medicines Agency, or EMA, or another regulatory authority were to delay the planned start of clinical trials or require Korro Bio to conduct clinical trials or other testing beyond those that it currently expects or if Korro Bio experiences significant delays in enrollment in any planned clinical trial, it could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and Administrative Expenses

General and administrative expenses consist primarily of employee related costs, including salaries, bonuses, benefits, stock-based compensation and other related costs for Korro Bio’s executive and administrative functions. General and administrative expenses also include professional services, including legal, accounting, auditing, tax services and other consulting fees. General and administrative expenses also include facility costs not otherwise included in research and development expenses.

Korro Bio anticipates that its general and administrative expenses will increase in the future as Korro Bio increases its headcount to support its continued research activities and development of its product candidates. Korro Bio also anticipates that it will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company.

Other Income, Net

Other income, net primarily consists of interest income on Korro Bio’s short-term investments. For the year ended December 31, 2021, Korro Bio also recorded a gain pertaining to a change in the fair value of the preferred stock tranche liability that was originally recognized in 2020 and subsequently extinguished in July 2021 in connection with the purchase of additional shares of Series A convertible preferred stock, or the Series A Preferred Stock, by existing investors.

Results of Operations

Comparison of the Nine Months Ended September 30, 2023 and 2022

The following table summarizes Korro Bio’s results of operations for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,		Change
(in thousands)	2023	2022
Operating expenses:
Research and development	$41,828	$30,052	$11,776
General and administrative	15,813	12,485	3,328

Total operating expenses	57,641	42,537	15,104

Loss from operations	(57,641)	(42,537)	(15,104)
Other income, net	1,895	539	1,356

Net loss	$(55,746)	$(41,998)	$(13,748)

Research and Development Expenses

The following table summarizes Korro Bio’s research and development expenses for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,
(in thousands)	2023	2022	Change
External research and development	$12,768	$9,375	$3,393
Personnel-related expenses	10,882	7,482	3,400
Lab supplies & consumables	5,865	6,938	(1,073)
Facilities costs	6,377	3,269	3,108
Sponsored research and license fees	2,564	281	2,283
Consulting	2,017	1,761	256
Other	1,355	946	409

Total research and development expenses	$41,828	$30,052	$11,776

Research and development expenses increased by $11.8 million from $30.1 million for the nine months ended September 30, 2022 to $41.8 million for the nine months ended September 30, 2023. The increase in research and development expenses was primarily driven by:

•	$3.4 million of increased external research and development expense due to increased CRO support and in vivo studies;

•	$3.4 million of increased personnel-related expenses driven by an increase in headcount to support the expansion of Korro Bio’s research and development function;

•	$3.1 million of increased facilities-related costs primarily due to the expansion of Korro Bio’s mixed-use office spaces and depreciation of lab equipment; and

•

$2.3 million of increased sponsored research and license fees primarily attributable to an upfront cash payment made to a third-party in March 2023 upon execution of a collaboration and license agreement

General and Administrative Expenses

The following table summarizes Korro Bio’s general and administrative expenses for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,		Change
(in thousands)	2023	2022
Personnel-related expenses	$7,037	$6,808	$229
Professional services	5,701	3,237	2,464
Facilities costs	1,833	1,167	666
Other	1,242	1,273	(31)

Total general and administrative expenses	$15,813	$12,485	$3,328

General and administrative expenses increased by $3.3 million from $12.5 million for the nine months ended September 30, 2022 to $15.8 million for the nine months ended September 30, 2023. The increase in general and administrative expenses was primarily driven by $2.5 million of increased professional service fees, including intellectual property costs, audit and advisory fees, and recruiting fees.

Other Income, Net

Other income, net increased by approximately $1.4 million from $0.5 million for the nine months ended September 30, 2022 to $1.9 million for the nine months ended September 30, 2023. The increase in other income, net was primarily attributable to increased rates of return on Korro Bio’s short-term investments as a result of rising interest rates.

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes Korro Bio’s results of operations for the years ended December 31, 2022 and 2021:

	Year Ended December 31,		Change
(in thousands)	2022	2021
Operating expenses:
Research and development	$42,201	$23,805	$18,396
General and administrative	16,797	11,689	5,108

Total operating expenses	58,998	35,494	23,504

Loss from operations	(58,998)	(35,494)	(23,504)
Other income, net
Change in fair value of preferred stock tranche liability	—	13,505	(13,505)
Other income, net	976	32	944

Total other income, net	976	13,537	(12,561)

Loss before provision for income taxes	(58,022)	(21,957)	(36,065)

Provision for income taxes	10	2	8

Net loss	$(58,032)	$(21,959)	$(36,073)

Research and Development Expenses

The following table summarizes Korro Bio’s research and development expenses for the years ended December 31, 2022 and 2021:

	Year Ended December 31,		Change
(in thousands)	2022	2021
External research and development	$13,868	$8,050	$5,818
Personnel-related expenses	9,960	6,178	3,782
Lab supplies & consumables	9,123	4,748	4,375
Facilities costs	4,588	2,372	2,216
Consulting	2,931	1,585	1,346
Sponsored research and license fees	376	298	78
Other	1,355	574	781

Total research and development expenses	$42,201	$23,805	$18,396

Research and development expenses increased by $18.4 million from $23.8 million for the year ended December 31, 2021 to $42.2 million for the year ended December 31, 2022. The increase in research and development expenses was primarily attributable to the following:

•	$5.8 million of increased external research and development expenses primarily attributable to increased oligonucleotide synthesis costs, screening and sequencing expenses and in vivo studies;

•	$3.8 million of increased personnel-related expenses driven by an increase in headcount to support the expansion of Korro Bio’s research and development function;

•	$4.4 million of increased lab supplies and consumables, primarily attributable to consumables purchased for screening and sequencing;

•	$2.2 million of increased facility-related expense due to the depreciation of lab equipment and leasehold improvements and the expansion of Korro Bio’s mixed-use office space;

•	$1.3 million of increased consulting costs to support the overall growth in research and development activities; and

•	$0.8 million of increased other research and development expenses, including lab maintenance, shipping fees and software licensing fees.

General and Administrative Expenses

The following table summarizes Korro Bio’s general and administrative expenses for the years ended December 31, 2022 and 2021:

	Year Ended December 31,		Change
(in thousands)	2022	2021
Personnel-related expenses	$8,970	$6,260	$2,710
Professional services	4,529	3,230	1,299
Facilities expenses	1,600	1,108	492
Other	1,698	1,091	607

Total general and administrative expenses	$16,797	$11,689	$5,108

General and administrative expenses increased by $5.1 million from to $11.7 million for the year ended December 31, 2021 to $16.8 million for the year ended December 31, 2022. The increase in general and administrative expenses was primarily attributable to the following:

•	$2.7 million of increased personnel-related expenses driven by an increase in headcount;

•	$1.3 million of increased professional service fees primarily attributable to recruiting efforts and increased intellectual property legal fees;

•	$0.6 million of increased other general and administrative expense primarily attributable to increased software licensing fees and corporate expenses; and

•	$0.5 million of increased facilities expenses primarily attributable to the expansion of Korro Bio’s mixed-use office space.

Other Income, Net

Total other income, net decreased by $12.5 million from $13.5 million for the year ended December 31, 2021 to $1.0 million for the year ended December 31, 2022. This decrease was primarily attributable to the recognition of a $13.5 million gain pertaining to a change in the fair value of the preferred stock tranche liability that was originally recognized in 2020 and subsequently extinguished in July 2021 in connection with the purchase of Series A Preferred Stock by existing investors.

Liquidity and Capital Resources

Sources of Liquidity

Since Korro Bio’s inception, it has generated recurring net losses. Korro Bio has not yet commercialized any product and it does not expect to generate revenue from sales of any products for several years, if at all. Since inception, Korro Bio has funded its operations primarily through proceeds from the issuance of convertible preferred stock and common stock. To date, Korro Bio has raised approximately $223.6 million of aggregate gross proceeds from the sale of its convertible preferred stock and $117.3 million from the sale of shares of common stock issued in the Pre-Closing Financing. As of September 30, 2023, Korro Bio had cash, cash equivalents and short- term investments of $46.1 million.

Going Concern

Since inception, Korro Bio has incurred significant operating losses and, as of September 30, 2023, had an accumulated deficit of $157.6 million. Korro Bio expects to continue to incur significant expenses, operating losses, and negative operating cash flows for the foreseeable future. In addition, Korro Bio has not yet commercialized any product and it does not expect to generate revenue from sales of any products for several years, if at all.

As of September 30, 2023, Korro Bio had cash and cash equivalents of $46.1 million. On November 3, 2023, Korro Bio issued additional shares of common stock in the Pre-Closing Financing for aggregate proceeds of $117.3 million. Korro Bio expects that its cash and cash equivalents outstanding as of September 30, 2023, together with the proceeds from the sale of shares of common stock issued in the Pre-Closing Financing on November 3, 2023, and cash received from the Merger of $26.9 million will be sufficient to fund its operating expenses and capital expenditure requirements at least into 2026. Korro Bio has based this estimate on assumptions that may prove to be wrong, and Korro Bio could expend its capital resources sooner than it expects. Korro Bio may also pursue additional cash resources through public or private equity, collaborations or debt financings.

Funding Requirements

Korro Bio expects to continue to incur significant expenses, operating losses, and negative operating cash flows for the foreseeable future as Korro Bio continues its novel genetic medicine discovery efforts, advance its pipeline candidates into the clinic and through clinical trials, seeks regulatory approval of its product candidates and pursues commercialization of any approved product candidates. In addition, as a result of the Merger, Korro Bio expects to incur additional costs associated with operating as a public company.

Because of the numerous risks and uncertainties associated with research, development and commercialization of its product candidates, Korro Bio is unable to estimate the exact amount of its working capital requirements.

Korro Bio’s future capital requirements will depend on many factors, including:

•	the cost of continuing to build Korro Bio’s OPERA platform and discover additional novel genetic medicines;

•	the scope, progress, results, and costs of discovery, preclinical development, laboratory testing, manufacturing and clinical trials for the product candidates Korro Bio may develop;

•	the extent to which Korro Bio partners its programs, acquires or in-licenses other product candidates and technologies or enters into additional collaborations;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, EMA and other regulatory authorities;

•	the timing and amount of milestone and royalty payments that Korro Bio is required to make or eligible to receive under any future collaboration and license agreements;

•	Korro Bio’s headcount growth and associated costs as it expands its research and development efforts;

•	the cost of expanding, maintaining and enforcing its intellectual property portfolio, including filing, prosecuting, defending and enforcing its patent claims and other intellectual property rights;

•	the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against Korro Bio or any of its product candidates;

•

the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any product candidates for which Korro Bio receives marketing approval;

•	the cost and timing of completion of commercial-scale manufacturing activities;

•	the effect of competing technological and market developments; and

•	the costs of operating as a public company.

Until such time, if ever, as Korro Bio can generate substantial product revenues to support its cost structure, Korro Bio expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that Korro Bio raises additional capital through the sale of equity or convertible securities, the ownership interest of its stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting Korro Bio’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Korro Bio raises funds through collaborations, or other similar arrangements with third parties, Korro Bio may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to it and/or may reduce the value of its common shares. If Korro Bio is unable to raise additional funds through equity or debt financings when needed, Korro Bio may be required to delay, limit, reduce or terminate its product research and development or grant rights to develop and market its product candidates even if it would otherwise prefer to develop and market such product candidates itself.

Cash Flows

Comparison of the Nine Months Ended September 30, 2023 and 2022

The following table summarizes Korro Bio’s cash flows for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,
(in thousands)	2023	2022
Net cash used in operating activities	$(46,176)	$(38,612)
Net cash provided by investing activities	12,819	7,971
Net cash provided by financing activities	43,173	4

Net increase (decrease) in cash, cash equivalents and restricted cash	$9,816	$(30,637)

Cash Used in Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2023 was $46.2 million, compared to net cash used in operating activities of $38.6 million for the nine months ended September 30, 2022. Cash used in operating activities increased by $7.6 million. The increase in cash used was primarily due to the overall increase in Korro Bio’s operating expenses during that same period, including a $2.5 million upfront payment made upon the execution of a collaboration and license agreement, as well as an increase in payments made for other external research and development activities.

Cash Provided by Investing Activities

Net cash provided by investing activities for the nine months ended September 30, 2023 was $12.8 million, compared to net cash provided by investing activities of $8.0 million for the nine months ended September 30, 2022. This change of $4.8 million was primarily due to increased proceeds from the maturities of investments and decreased purchases of investments during the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.

Cash Provided by Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2023 was $43.2 million, compared to net cash provided in financing activities of less than $0.1 million for the nine months ended September 30, 2022. This change of $43.2 million was primarily due to $45.5 million of net cash proceeds received from the sale of Series B-2 convertible preferred stock during the nine months ended September 30, 2023 offset by $2.6 million of financing costs incurred in connection with the Pre-Closing Financing and Merger that closed on November 3, 2023. No comparable proceeds were received from financing activities during the nine months ended September 30, 2022.

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes Korro Bio’s cash flows for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
(in thousands)	2022	2021
Net cash used in operating activities	$(53,645)	$(32,094)
Net cash provided by (used in) investing activities	11,060	(39,501)
Net cash provided by financing activities	18	115,945

Net (decrease) increase in cash, cash equivalents and restricted cash	$(42,567)	$44,350

Cash Used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 was $53.6 million, compared to net cash used in operating activities of $32.1 million for the year ended December 31, 2021. Cash used in operating activities increased by $21.6 million. The increase in cash used was primarily due to the overall increase in Korro Bio’s operating expenses during that same period, including an increase in payments made for external research and development activities.

Cash Provided by (Used in) Investing Activities

Net cash provided by investing activities for the year ended December 31, 2022 was $11.1 million, compared to net cash used in investing activities of $39.5 million for the year ended December 31, 2021. This change of $50.6 million was primarily due to proceeds from the maturities of investments during the year ended December 31, 2022 to which there were no comparable maturities during the year ended December 31, 2021.

Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2022 was less than $0.1 million, compared to $115.9 million for the year ended December 31, 2021. Cash provided by financing activities decreased by $115.9 million due to net cash proceeds received from the sale of Series A convertible preferred stock and Series B-1 convertible preferred stock during the year ended December 31, 2021. No comparable proceeds were received from financing activities during the year ended December 31, 2022.

Critical Accounting Policies and Estimates

Korro Bio’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires Korro Bio to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in its financial statements. Korro Bio bases its estimates on historical experience, known trends and events and various other factors that Korro Bio believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Korro Bio evaluates its estimates and assumptions on an ongoing basis. Korro Bio’s actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, Korro Bio evaluates its judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in estimates, if any, will be reflected in the consolidated financial statements prospectively from the date of change in estimates.

While Korro Bio’s significant accounting policies are described in more detail in Note 2 to its audited consolidated financial statements and in Note 2 to its unaudited condensed consolidated financial statements both appearing elsewhere in Exhibits 99.6 and 99.5 of the Current Report on Form 8-K of which this Exhibit 99.4 is a part, Korro Bio believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its consolidated financial statements.

Accrued Research and Development Expenses

As part of the process of preparing the consolidated financial statements, Korro Bio is required to estimate its accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with internal personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for the service when Korro Bio has not yet been invoiced or otherwise notified of actual costs. The majority of Korro Bio’s service providers require advance payments; however, some providers invoice Korro Bio in arrears for services performed, on a pre-determined schedule or when contractual milestones are met. Korro Bio makes estimates of its accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to it at that time. Korro Bio periodically confirms the accuracy of the estimates with the service providers and make adjustments if necessary.

Korro Bio recognizes expenses related to preclinical studies and other studies on its estimates of the services performed pursuant to contracts with research institutions and clinical research organizations that conduct and manage preclinical studies and other studies on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Korro Bio’s vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, Korro Bio estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, Korro Bio adjusts the accrual or prepaid expense accordingly. Although Korro Bio does not expect its estimates to be materially different from amounts actually incurred, Korro Bio’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, Korro Bio has not made any material adjustments to its prior estimates of accrued research and development expenses.

Stock-based Compensation

Korro Bio recognizes stock-based compensation expense in an amount equal to the estimated grant date fair value of each stock-based payment, including stock options and restricted common stock, on a straight-line basis over the estimated period of service and vesting. This estimation of the fair value of each stock-based payment on the date of grant involves numerous assumptions by management. Although Korro Bio calculates the fair value under the Black-Scholes option-pricing model, which is a standard option pricing model, this model still requires the use of numerous estimates, including, the expected term of the award, the volatility of the underlying equity security, a risk-free interest rate, fair value of common stock, and expected dividends. The use of different values by management in connection with these estimates in the Black-Scholes option-pricing model could produce substantially different results.

For more information on Korro Bio’s stock-based payments, refer to Note 2 and Note 11 to its audited consolidated financial statements appearing in Exhibit 99.6 of the Current Report on Form 8-K of which this Exhibit 99.4 is a part.

Off-Balance Sheet Arrangements

Korro Bio did not have during the periods presented, and does not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recent Accounting Pronouncements

A description of recently issued and recently adopted accounting pronouncements applicable to Korro Bio’s financial position and results of operations is included in Note 2 to its audited consolidated financial statements and in Note 2 to its unaudited condensed consolidated financial statements both appearing elsewhere in Exhibits 99.6 and 99.5 of the Current Report on Form 8-K of which this Exhibit 99.4 is a part.